Exhibit 99.1 News Release
Contacts:
Brooke Hart (Media)
brooke.hart@hii-co.com
202-264-7108

Christie Thomas (Investors)
christie.thomas@hii-co.com
757-380-2104

HII Reports Third Quarter 2022 Results

•Revenues were $2.6 billion in the quarter
•Net earnings of $138 million or $3.44 diluted earnings per share
•Narrows FY22 revenue guidance ranges
•Reaffirms shipbuilding operating margin1 guidance, revises Mission Technologies operating margin guidance
•Increases FY22 free cash flow1 guidance and updates for current R&D tax treatment

NEWPORT NEWS, Va. (November 3, 2022) - HII (NYSE:HII) reported third quarter 2022 revenues of $2.6 billion, up 12.3% from the third quarter of 2021, primarily driven by revenue attributable to the acquisition of Alion Science and Technology (Alion) in the third quarter of 2021, as well as revenue growth at Newport News Shipbuilding.

Operating income in the third quarter of 2022 was $131 million and operating margin was 5.0%, compared to $118 million and 5.0%, respectively, in the third quarter of 2021. The increase in operating income was primarily driven by favorable changes to non-current state income taxes and operating FAS/CAS adjustment compared to the prior year, as well as higher segment operating income1.

Segment operating income1 in the third quarter of 2022 was $166 million and segment operating margin1 was 6.3%, compared to $163 million and 7.0%, respectively, in the third quarter of 2021. The increase in segment operating income1 was driven primarily by improved results at Newport News Shipbuilding.

Net earnings in the quarter were $138 million, compared to $147 million in the third quarter of 2021. Diluted earnings per share in the quarter was $3.44, compared to $3.65 in the third quarter of 2021. The decrease in diluted earnings per share was driven by a significant tax benefit in the prior year, as well as negative impacts related to equity investments in the current quarter, partially offset by a more favorable non-operating retirement benefit in the current quarter.

Net cash used in operating activities in the quarter was $19 million and free cash flow1 was negative $96 million, compared to cash provided by operating activities of $350 million and free cash flow1 of $277 million in the third quarter of 2021.

New contract awards in the third quarter of 2022 were approximately $2.1 billion, bringing total backlog to approximately $46.7 billion as of September 30, 2022.

“Notwithstanding a continued challenging economic environment, we remain focused on consistent shipbuilding program execution and capturing contract awards at our Mission Technologies division,” said Chris Kastner, HII’s president and CEO. "We are confident in the positioning of the business for long-term value creation given the tremendous volume of shipbuilding work we have secured in backlog and a Mission Technologies division that is poised for growth in markets of critical importance to our customers."

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Results of Operations

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions, except per share amounts)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Sales and service revenues	$2,626	$2,338	$288	12.3%	$7,864	$6,847	$1,017	14.9%
Operating income	131	118	13	11.0%	460	393	67	17.0%
Operating margin %	5.0%	5.0%		(6) bps	5.8%	5.7%		11 bps
Segment operating income[1]	166	163	3	1.8%	567	523	44	8.4%
Segment operating margin %[1]	6.3%	7.0%		(65) bps	7.2%	7.6%		(43) bps
Net earnings	138	147	(9)	(6.1)%	456	424	32	7.5%
Diluted earnings per share	$3.44	$3.65	$(0.21)	(5.8)%	$11.37	$10.52	$0.85	8.1%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$623	$628	$(5)	(0.8)%	$1,912	$1,947	$(35)	(1.8)%
Segment operating income[1]	50	62	(12)	(19.4)%	242	233	9	3.9%
Segment operating margin %[1]	8.0%	9.9%		(185) bps	12.7%	12.0%		69 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the third quarter of 2022 were $623 million, a decrease of $5 million, or 0.8%, from the same period in 2021, primarily driven by lower revenues in the Legend-class National Security Cutter (NSC) program and amphibious assault ships, partially offset by higher revenues in surface combatants. Revenues on the NSC program decreased due to lower volumes on Friedman (NSC 11) and Calhoun (NSC 10). Revenues on amphibious assault ships decreased due to lower volumes on USS Fort Lauderdale (LPD 28), partially offset by higher volumes on LHA 9 (unnamed). Revenues on surface combatants increased due to higher volumes on Thad Cochran (DDG 135) and Telesforo Trinidad (DDG 139), partially offset by lower volumes on Frank E. Petersen Jr. (DDG 121), Jeremiah Denton (DDG 129) and Ted Stevens (DDG 128).

Ingalls Shipbuilding segment operating income1 for the third quarter of 2022 was $50 million, a decrease of $12 million from the same period in 2021. Segment operating margin1 in the third quarter of 2022 was 8.0%, compared to 9.9% in the same period last year. The decreases were primarily driven by lower risk retirement on Ted Stevens (DDG 128) and USS Delbert D. Black (DDG 119) related to a capital expenditure incentive received in the third quarter of 2021, partially offset by higher risk retirement on USS Portland (LPD 27).

Key Ingalls Shipbuilding milestones for the quarter:
•Awarded a design engineering contract for the next-generation guided-missile destroyer - DDG(X)
•Authenticated the keel of guided-missile destroyer Jeremiah Denton (DDG 129)
•Awarded a contract to begin combat systems availability for the Zumwalt-class destroyer, Lyndon B. Johnson (DDG 1002)
•Began fabrication of amphibious transport dock Pittsburgh (LPD 31)

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Newport News Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$1,445	$1,354	$91	6.7%	$4,268	$4,124	$144	3.5%
Segment operating income[1]	102	88	14	15.9%	277	257	20	7.8%
Segment operating margin %[1]	7.1%	6.5%		56 bps	6.5%	6.2%		26 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the third quarter of 2022 were $1.4 billion, an increase of $91 million, or 6.7%, from the same period in 2021, primarily driven by higher revenues in naval nuclear support services, submarines and aircraft carriers. Naval nuclear support services revenues increased primarily as a result of higher volumes in submarine and carrier fleet support services. Submarine revenues increased due to higher volumes on the Columbia-class submarine program and Block V boats of the Virginia-class submarine (VCS) program, partially offset by lower volumes on submarine services and Block IV boats of the VCS program. Aircraft carrier revenues increased primarily as a result of higher volumes on the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), partially offset by lower volumes on the RCOH of USS George Washington (CVN 73).

Newport News Shipbuilding segment operating income1 for the third quarter of 2022 was $102 million, an increase of $14 million from the same period in 2021. Segment operating margin1 in the third quarter of 2022 was 7.1%, compared to 6.5% in the same period last year. The increases were primarily due to contract incentives on the Columbia-class submarine program, partially offset by lower risk retirement on the VCS program.

Key Newport News Shipbuilding milestones for the quarter:
•Achieved pressure hull complete on Virginia-class submarine Massachusetts (SSN 798)
•Celebrated the ceremonial keel laying of aircraft carrier Enterprise (CVN 80)
•Reached approximate 98% completion of the RCOH of USS George Washington (CVN 73)
•Reached approximate 87% completion of John F. Kennedy (CVN 79)
•Turned over the 1,000th compartment of 2,615 total spaces to the crew of John F. Kennedy (CVN 79)

Mission Technologies

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$595	$394	$201	51.0%	$1,785	$890	$895	100.6%
Segment operating income[1]	14	13	1	7.7%	48	33	15	45.5%
Segment operating margin %[1]	2.4%	3.3%		(95) bps	2.7%	3.7%		(102) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Mission Technologies revenues for the third quarter of 2022 were $595 million, an increase of $201 million from the same period in 2021. The increase was primarily due to higher volumes in Defense & Federal Solutions (DFS) attributable to the acquisition of Alion, which was completed on August 19, 2021.

Mission Technologies segment operating income1 for the third quarter of 2022 was $14 million, compared to $13 million in the third quarter of 2021. Segment operating margin1 in the third quarter of 2022 was 2.4%, compared to 3.3% in the same period last year. The increase in segment operating income1 was primarily driven by the acquisition of Alion in the third quarter of 2021 and higher equity income, partially offset by higher amortization of purchased intangible assets in 2022.

The decrease in segment operating margin1 was primarily driven by approximately $24 million of amortization of Alion related purchased intangible assets in the third quarter of 2022, compared to approximately $8 million in the same period last year. Mission Technologies EBITDA margin1 in the third quarter of 2022 was 8.4%.
1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Key Mission Technologies milestones for the quarter:
•Awarded a task order to provide spectrum assessments across technical, policy and strategy areas for the U.S. DoD Chief Information Officer
•Awarded an $826 million task order to provide Decisive Mission Actions and Technology Services (DMATS) to U.S. DoD
•Awarded a $127 million task order to support the Defense Security Cooperation Agency (DSCA) to perform research, development, test and evaluation of emerging technologies

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

2022 Financial Outlook1
•Expect FY22 revenue at lower end of previous guidance ranges given challenging labor environment and timing of material delivery
•Expect FY22 shipbuilding revenue2 between $8.2 and $8.3 billion, shipbuilding operating margin2 between 8.0% and 8.1%
•Expect FY22 Mission Technologies revenue of approximately $2.4 billion, segment operating margin2 of approximately 2.3%; and Mission Technologies EBITDA margin2 of approximately 8.3%
•Expect FY22 free cash flow2 of approximately $350 million4 based on current tax law
•Expect cumulative FY20-FY24 free cash flow2 of approximately $2.9 billion4

	Prior Outlook	Current Outlook
Shipbuilding Revenue[2]	$8.2B - $8.5B	$8.2B - $8.3B
Shipbuilding Operating Margin[2]	8.0% - 8.1%	8.0% - 8.1%
Mission Technologies Revenue	$2.4B - $2.6B	~$2.4B
Mission Technologies Segment Operating Margin[2]	~2.5%	~2.3%
Mission Technologies EBITDA Margin[2]	8.0% - 8.5%	~8.3%

Operating FAS/CAS Adjustment	($143M)	($143M)
Non-current State Income Tax Expense[3]	($5M)	($5M)
Interest Expense	($102M)	($106M)
Non-operating Retirement Benefit	$273M	$276M
Effective Tax Rate	~21%	~19%

Depreciation & Amortization	$365M	$365M
Capital Expenditures	2.5% - 3.0% of Sales	2.5% - 3.0% of Sales
Free Cash Flow[2] based on current tax law[4]	$200M - $250M	~$350M

1The financial outlook, expectations and other forward looking statements provided by the company for 2022 and beyond reflect the company's judgment based on the information available at the time of this release.
2 Non-GAAP measures. See Exhibit B for definitions. Reconciliations of forward–looking GAAP and non–GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.
3 Outlook is based on current tax law. Repeal or deferral of provisions requiring capitalization of R&D expenditures would result in elevated non-current state income tax expense.
4 Outlook is based on current tax law and assumes the provisions requiring capitalization of R&D expenditures for tax purposes is not deferred or repealed.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

About Huntington Ingalls Industries

HII is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard our seas, sky, land, space and cyber. As America’s largest shipbuilder and with a more than 135-year history of advancing U.S. national defense, we are united by our mission in service of the heroes who protect our freedom. HII’s diverse workforce includes skilled tradespeople; artificial intelligence, machine learning (AI/ML) experts; engineers; technologists; scientists; logistics experts; and business professionals. Headquartered in Virginia, HII’s workforce is 43,000 strong. For more information, please visit www.HII.com.

Conference Call Information

HII will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.HII.com. A telephone replay of the conference call will be available from noon today through Thursday, November 10th by calling (866) 813-9403 or (929) 458-6194 and using access code 083595.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by our forward-looking statements, which include, but are not limited to: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs, including cost increases due to inflation, and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic, and the impacts of vaccination mandates on our workforce; our ability to attract and retain a qualified workforce; disruptions impacting the global supply, including those attributable to the ongoing COVID-19 pandemic and the ongoing conflict between Russia and Ukraine; our ability to effectively integrate the operations of Alion Science and Technology into our business; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2022	2021	2022	2021
Sales and service revenues
Product sales	$1,774	$1,701	$5,327	$5,185
Service revenues	852	637	2,537	1,662
Sales and service revenues	2,626	2,338	7,864	6,847
Cost of sales and service revenues
Cost of product sales	1,517	1,453	4,511	4,402
Cost of service revenues	747	554	2,252	1,450
Income from operating investments, net	13	11	47	31
Other income and gains, net	—	2	—	3
General and administrative expenses	244	226	688	636
Operating income	131	118	460	393
Other income (expense)
Interest expense	(27)	(24)	(79)	(63)
Non-operating retirement benefit	71	45	209	135
Other, net	(13)	2	(30)	10
Earnings before income taxes	162	141	560	475
Federal and foreign income tax expense (benefit)	24	(6)	104	51
Net earnings	$138	$147	$456	$424

Basic earnings per share	$3.44	$3.65	$11.37	$10.52
Weighted-average common shares outstanding	40.1	40.3	40.1	40.3

Diluted earnings per share	$3.44	$3.65	$11.37	$10.52
Weighted-average diluted shares outstanding	40.1	40.3	40.1	40.3

Dividends declared per share	$1.18	$1.14	$3.54	$3.42

Net earnings from above	$138	$147	$456	$424
Other comprehensive income (loss)
Change in unamortized benefit plan costs	12	43	(61)	102
Other	(1)	(1)	(2)	1
Tax benefit (expense) for items of other comprehensive income	(3)	(11)	16	(26)
Other comprehensive income (loss), net of tax	8	31	(47)	77
Comprehensive income	$146	$178	$409	$501

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$117	$627
Accounts receivable, net of allowance for doubtful accounts of $2 million as of 2022 and $9 million as of 2021	721	433
Contract assets	1,564	1,310
Inventoried costs	174	161
Income taxes receivable	180	209
Prepaid expenses and other current assets	61	50
Total current assets	2,817	2,790
Property, Plant, and Equipment, net of accumulated depreciation of $2,283 million as of 2022 and $2,149 million as of 2021	3,136	3,107
Other Assets
Operating lease assets	236	241
Goodwill	2,618	2,628
Other intangible assets, net of accumulated amortization of $846 million as of 2022 and $741 million as of 2021	1,054	1,159
Pension plan assets	355	281
Miscellaneous other assets	399	421
Total other assets	4,662	4,730
Total assets	$10,615	$10,627
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	539	603
Accrued employees’ compensation	355	361
Current portion of long-term debt	399	—
Current portion of postretirement plan liabilities	137	137
Current portion of workers’ compensation liabilities	241	252
Contract liabilities	768	651
Other current liabilities	453	423
Total current liabilities	2,892	2,427
Long-term debt	2,605	3,298
Pension plan liabilities	394	351
Other postretirement plan liabilities	360	368
Workers’ compensation liabilities	486	506
Long-term operating lease liabilities	202	194
Deferred tax liabilities	274	313
Other long-term liabilities	354	362
Total liabilities	7,567	7,819
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.5 million shares issued and 39.9 million shares outstanding as of September 30, 2022, and 53.4 million shares issued and 40 million shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	2,014	1,998
Retained earnings	4,203	3,891
Treasury stock	(2,200)	(2,159)
Accumulated other comprehensive loss	(970)	(923)
Total stockholders’ equity	3,048	2,808
Total liabilities and stockholders’ equity	$10,615	$10,627

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30
($ in millions)	2022	2021
Operating Activities
Net earnings	$456	$424
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	158	154
Amortization of purchased intangibles	105	48
Amortization of debt issuance costs	6	6
Provision for doubtful accounts	(7)	—
Stock-based compensation	28	19
Deferred income taxes	(14)	74
Loss (gain) on investments in marketable securities	34	(12)
Change in
Accounts receivable	(281)	52
Contract assets	(254)	(179)
Inventoried costs	(13)	(7)
Prepaid expenses and other assets	(4)	(116)
Accounts payable and accruals	48	93
Retiree benefits	(99)	(73)
Other non-cash transactions, net	2	6
Net cash provided by operating activities	165	489
Investing Activities
Capital expenditures
Capital expenditure additions	(179)	(216)
Grant proceeds for capital expenditures	—	11
Acquisitions of businesses, net of cash received	—	(1,636)
Investment in affiliates	(5)	(22)
Proceeds from disposition of business	—	20
Other investing activities, net	6	1
Net cash used in investing activities	(178)	(1,842)
Financing Activities
Proceeds from issuance of long-term debt	—	1,650
Repayment of long-term debt	(300)	—
Debt issuance costs	—	(22)
Dividends paid	(142)	(138)
Repurchases of common stock	(41)	(87)
Employee taxes on certain share-based payment arrangements	(14)	(7)
Net cash (used in) provided by financing activities	(497)	1,396
Change in cash and cash equivalents	(510)	43
Cash and cash equivalents, beginning of period	627	512
Cash and cash equivalents, end of period	$117	$555
Supplemental Cash Flow Disclosure
Cash paid for income taxes (net of refunds)	$107	$31
Cash paid for interest	$61	$39
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$5	$4

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “shipbuilding revenue,” “shipbuilding operating margin,” “Mission Technologies EBITDA margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin are not measures recognized under GAAP. They are measures that we use to evaluate our core operating performance. When analyzing our operating performance, investors should use shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. We believe that shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net earnings as a measure of our performance or net cash provided or used by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Reconciliations of forward-looking GAAP and non-GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

Mission Technologies EBITDA margin is defined as Mission Technologies segment operating income before interest expense, income taxes, depreciation, and amortization as a percentage of Mission Technologies revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Ingalls revenues	$623	$628	$1,912	$1,947
Newport News revenues	1,445	1,354	4,268	4,124
Mission Technologies revenues	595	394	1,785	890
Intersegment eliminations	(37)	(38)	(101)	(114)
Sales and Service Revenues	2,626	2,338	7,864	6,847

Operating Income	131	118	460	393
Operating FAS/CAS Adjustment	36	41	108	118
Non-current state income taxes	(1)	4	(1)	12
Segment Operating Income	166	163	567	523
As a percentage of sales and service revenues	6.3%	7.0%	7.2%	7.6%
Ingalls segment operating income	50	62	242	233
As a percentage of Ingalls revenues	8.0%	9.9%	12.7%	12.0%
Newport News segment operating income	102	88	277	257
As a percentage of Newport News revenues	7.1%	6.5%	6.5%	6.2%
Mission Technologies operating income	14	13	48	33
As a percentage of Mission Technologies revenues	2.4%	3.3%	2.7%	3.7%

Reconciliation of Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$(19)	$350	$165	$489
Less capital expenditures:
Capital expenditure additions	(77)	(82)	(179)	(216)
Grant proceeds for capital expenditures	—	9	—	11
Free cash flow	$(96)	$277	$(14)	$284

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliation of Mission Technologies EBITDA and EBITDA Margin

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Mission Technologies sales and service revenues	$595	$394	$1,785	$890

Mission Technologies segment operating income	$14	$13	$48	$33
Mission Technologies depreciation expense	3	2	8	4
Mission Technologies amortization expense	30	16	90	32
Mission Technologies state tax expense	3	(1)	9	5
Mission Technologies EBITDA	$50	$30	$155	$74
Mission Technologies EBITDA margin	8.4%	7.6%	8.7%	8.3%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com